        NEWS   FROM
              Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  December 27, 2007
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

PETROLEUM DEVELOPMENT CORPORATION SELLS PORTION OF NORTH DAKOTA UNDEVELOPED LEASEHOLD AND PRODUCING PROPERTY

Bridgeport, West Virginia: Petroleum Development Corporation (NASDAQ/GSM: PETD) today announced that it has sold a portion of its North Dakota properties, effective December 31, 2007, for approximately $34.7 million.  The properties, located in Dunn, Williams and McKenzie Counties, North Dakota, include interests in five producing Bakken wells and approximately 72,000 net undeveloped acres. The reduction in Company production and proved reserves as a result of the transaction is not material.  The Company anticipates it will recognize an after-tax impact on earnings of approximately $3 million to $5 million in its fourth quarter.  The Company anticipates utilizing the proceeds from the transaction to pay down debt.  Subsequent to the sale, the Company retains ownership in three producing wells in Dunn County, ten producing wells in Burke County and approximately 58,000 acres of leasehold in Burke County.

Eric Stearns, Executive VP, commented on the sale.  “Our North Dakota Bakken project has performed below our initial expectations.  We believe redirecting capital and manpower efforts from this area to our successful core areas of operations, along with renewed focus on Appalachia and commencement of activity in the Barnett Shale, will further enhance our ability to grow the Company and build shareholder value.”

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly

###

        120 Genesis Boulevard • Bridgeport, West Virginia 26330 • (304) 842-3597